Exhibit 10.14
VAULT CASH AGREEMENT
          This Vault Cash Agreement (the “Agreement”) is made and entered into effective as of April 18, 2008, by and between TRM Corporation, an Oregon corporation (“TRM”), and Douglas Falcone (“Mr. Falcone”).
          WHEREAS, Mr. Falcone has heretofore provided vault cash for use by LJR Consulting Corp. d/b/a Access to Money (“LJR”); and
          WHEREAS, TRM is acquiring the capital stock of LJR (the “LJR Acquisition”) pursuant to a Stock Purchase Agreement, of even date herewith, by and between TRM and Mr. Falcone (the “Stock Purchase Agreement”); and
          WHEREAS, at the time of closing of the LJR Acquisition there will be (i) Stockholder Vault Cash (as such term is defined in the Stock Purchase Agreement) until replaced by vault cash supplied by TRM and (ii) Circulated Stockholder Vault Cash (as such term is defined in the Stock Purchase Agreement) until paid into account (the “Account”) maintained by Mr. Falcone at Wachovia Bank for that purpose as set forth on Exhibit A hereto.
          NOW, THEREFORE, in consideration of the agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:
1.	Capitalized terms used in this Agreement without definition shall have the respective meanings set forth in the Stock Purchase Agreement.

2.	Section 5.12 of the Stock Purchase Agreement is hereby incorporated herein by this reference as though fully set forth herein.

3.	To the extent that Circulated Stockholder Vault Cash is not remitted directly to the Account but to TRM, TRM shall remit, or cause to be remitted, such Circulated Stockholder Vault Cash by wire transfer to the Account as and when received by TRM.

4.	If all of the Stockholder Vault Cash and Circulated Stockholder Vault Cash, existing at the Closing and verified by TRM in accordance with the provisions of Section 5.12 of the Stock Purchase Agreement, is not repaid or replaced in accordance with the terms of this Agreement within one year from the date hereof (the “Payment Date”), TRM will repay the amounts of Stockholder Vault Cash and Circulated Stockholder Vault Cash outstanding to Mr. Falcone in consideration of an assignment by Mr. Falcone to TRM of his right, title and interest in the outstanding Stockholder Vault Cash and Circulated Vault Cash.

5.	TRM shall pay Mr. Falcone a fee equal to the prime rate less .5% per annum on the balance of the Stockholder Vault Cash and Circulated Stockholder Vault Cash from time to time outstanding from the Closing through the date of the remittance thereof to Mr. Falcone, payable quarterly.

6.	Upon payment of the Stockholder Vault Cash and Circulated Stockholder Vault Cash pursuant to this Agreement, the Account shall be assigned to TRM. Mr. Falcone shall provide an accounting to TRM on a monthly basis, not later than 10 days after the end of each month, for all amounts received in the Account as provided herein.

7.	TRM shall have the right at any time to pay to Mr. Falcone an amount equal to the outstanding balance of the Stockholder Vault Cash and the Circulated Stockholder Vault Cash. Upon such payment, Mr. Falcone shall assign to TRM all of his right, title and interest in and to the Stockholder Vault Cash, Circulated Stockholder Vault Cash and the Account.

8.	TRM hereby authorizes Mr. Falcone to file a UCC-1 Financing Statement in the applicable filing office to provide notice of record that Mr. Falcone continues to own the Stockholder Vault Cash and the Circulated Vault Cash.

9.	Upon Mr. Falcone having received all amounts due to him under this Agreement, this Agreement shall terminate and Mr. Falcone shall deliver to TRM such termination statements as TRM shall reasonably request with respect to the UCC-1 Financing Statements, if any, filed pursuant to paragraph 9 of this Agreement.

10.	If any provision in this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.	This Agreement will be governed by and construed under the laws of the State of New Jersey without regard to conflicts-of-laws principles that would require the application of any other law.

12.	This Agreement shall not be assigned or transferred by Mr. Falcone without the express prior written consent of TRM. Subject to the preceding sentence, this Agreement will be binding in all respects upon TRM and inure to the benefit of Mr. Falcone and its successors and assigns.
[SIGNATURE APPEARS ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, the parties have executed this Vault Cash Agreement as of the day and year first above written.

/s/ Douglas Falcone Douglas Falcone

TRM CORPORATION

/s/ Richard Stern

By: Richard Stern
Its: President and Chief Executive Officer

Exhibit List (1)
Exhibit A – Vault Cash Accounts

(1)	Pursuant to Regulation S-K Item 601(b)(2), the Company agrees to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.